FOR IMMEDIATE RELEASE	October 1, 2015
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

DECLARES PREFERRED DIVIDENDS

FREEHOLD, NJ, October 1, 2015…….Monmouth Real Estate Investment Corporation (NYSE:MNR) announced today that its Board of Directors declared a dividend for the period commencing September 1, 2015 through November 30, 2015, of $0.4765625 per share on the Company’s 7.625% Series A Cumulative Redeemable Preferred Stock payable December 15, 2015, to shareholders of record at the close of business on November 16, 2015. Series A preferred share dividends are cumulative and payable quarterly at an annual rate of $1.90625 per share.

Also on October 1, 2015, the Board of Directors declared a dividend for the period September 1, 2015 through November 30, 2015, of $0.4921875 per share on the Company’s 7.875% Series B Cumulative Redeemable Preferred Stock payable December 15, 2015, to shareholders of record at the close of business on November 16, 2015. Series B preferred share dividends are cumulative and payable quarterly at an annual rate of $1.96875.

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of ninety-one properties located in twenty-eight states, containing a total of approximately 14.0 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

#####